Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 16, 2016 with respect to the financial statements of POINTER DO BRASIL COMERCIAL LTDA. For the year ended December 31, 2015; such report has been included in the Annual Report of Pointer Telocation Ltd. on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ BWEL Auditores Independentes S/S. (formerly, Baker Tilly Brasil Auditores Independentes S/S.)

BWEL Auditores Independentes S/S. (formerly, Baker Tilly Brasil Auditores Independentes S/S.)

São Paulo, Brazil

May 4, 2017